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                                                                 Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement (No. 333-51623) of Summit Properties Inc. (the "Company") on Form S-3 of (i) our report dated January 21, 1998 (March 6, 1998 as to Note 7) appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) our report dated February 27, 1998 appearing in the Annual Report on Form 11-K of the Company's 1996 Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 1997.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

June 23, 1998